                                                                    Exhibit 10.3
                                                                    ------------


================================================================================

                           BRIDGE FINANCING AGREEMENT

                                  dated as of

                                 August 1, 2000

                                     among

                         CHOICE ONE COMMUNICATIONS INC.

                            THE LENDERS PARTY HERETO

                                      and

                      MORGAN STANLEY SENIOR FUNDING, INC.
                            as Administrative Agent

                      MORGAN STANLEY SENIOR FUNDING, INC.
                          as Arranger and Book Runner

================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE 1
                                  DEFINITIONS

 Section 1.01    Defined Terms..............................................   1
 Section 1.02    Terms Generally............................................  17
 Section 1.03    Accounting Terms; Changes in GAAP..........................  18

                                   ARTICLE 2
                                  THE CREDITS


 Section 2.01    Commitments................................................  18
 Section 2.02    The Loans..................................................  18
 Section 2.03    Request to Borrow..........................................  19
 Section 2.04    Funding; Deposit Into Escrow Account.......................  19
 Section 2.05    Interest Elections.........................................  20
 Section 2.06    Termination and Reduction of Commitments...................  21
 Section 2.07    Repayment of Loans at Maturity; Evidence of Debt...........  22
 Section 2.08    Optional and Mandatory Prepayments.........................  23
 Section 2.09    Fees.......................................................  24
 Section 2.10    Interest and Accreted Value................................  24
 Section 2.11    Alternate Rate of Interest.................................  26
 Section 2.12    Increased Costs............................................  26
 Section 2.13    Taxes......................................................  27
 Section 2.14    Break Funding Payments.....................................  28
 Section 2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-offs  28
 Section 2.16    Lender's Obligation to Mitigate; Replacement of Lenders....  30

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES


 Section 3.01    Organization; Powers.......................................  31
 Section 3.02    Authorization; Enforceability..............................  31
 Section 3.03    Governmental Approvals; No Conflicts.......................  31
 Section 3.04    Financial Condition; No Material Adverse Change............  31
 Section 3.05    Properties.................................................  32
 Section 3.06    Litigation and Environmental Matters.......................  32
 Section 3.07    Compliance with Laws and Agreements........................  33
 Section 3.08    Investment and Holding Company Status......................  33
 Section 3.09    Taxes......................................................  34
 Section 3.10    ERISA......................................................  34
 Section 3.11    Disclosure.................................................  35
 Section 3.12    Subsidiaries...............................................  35
 Section 3.13    Insurance..................................................  35
 Section 3.14    Labor Matters..............................................  35

 Section 3.15    No Burdensome Restrictions................................  36
 Section 3.16    Solvency..................................................  36
 Section 3.17    Communications Regulatory Matters.........................  36
 Section 3.18    Representations and Warranties in the Merger Agreement
                 and the Senior Facility Documents.........................  37


                                   ARTICLE 4
                                   CONDITIONS

 Section 4.01    Effective Date............................................  37
 Section 4.02    Conditions to Borrowing...................................  39


                                   ARTICLE 5
                             AFFIRMATIVE COVENANTS


 Section 5.01    Financial Statements and Other Information................  40
 Section 5.02    Notices of Material Events................................  42
 Section 5.03    Existence; Conduct of Business............................  43
 Section 5.04    Performance and Payment of Obligations....................  43
 Section 5.05    Maintenance of Properties.................................  43
 Section 5.06    Books and Records; Inspection and Audit Rights............  43
 Section 5.07    Compliance with Laws and Licences.........................  43
 Section 5.08    Use of Proceeds...........................................  43
 Section 5.09    Additional Subsidiaries...................................  44
 Section 5.10    Insurance.................................................  44
 Section 5.11    Interest Rate Protection..................................  44


                                   ARTICLE 6
                               NEGATIVE COVENANTS


 Section 6.01    Debt; Certain Equity Securities; Lease Obligations........  44
 Section 6.02    Liens.....................................................  46
 Section 6.03    Fundamental Changes.......................................  47
 Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions.  47
 Section 6.05    Asset Sales...............................................  48
 Section 6.06    Sale and Leaseback Transactions...........................  49
 Section 6.07    Restricted Payments; Certain Payments of Debt.............  49
 Section 6.08    No Change in Accounting Policies..........................  50
 Section 6.09    Transactions with Affiliates..............................  50
 Section 6.10    Restrictive Agreements....................................  50
 Section 6.11    Amendment of Material Documents...........................  50
 Section 6.12    Capital Expenditures......................................  51

                                   ARTICLE 7
                               EVENTS OF DEFAULT

                                   ARTICLE 8
                            THE ADMINISTRATIVE AGENT

 Section 8.01    Appointment and Authorization................................  54
 Section 8.02    Rights and Powers as a Lender................................  55
 Section 8.03    Limited Duties and Responsibilities..........................  55
 Section 8.04    Authority to Rely on Certain Writings, Statements and Advice.  55
 Section 8.05    Sub-Agents and Related Parties...............................  56
 Section 8.06    Resignation; Successor Administrative Agent..................  56
 Section 8.07    Credit Decisions by Lenders..................................  56


                                   ARTICLE 9
                                 MISCELLANEOUS


 Section 9.01    Notices......................................................  56
 Section 9.02    Waivers; Amendments..........................................  57
 Section 9.03    Expenses; Indemnity; Damage Waiver...........................  58
 Section 9.04    Successors and Assigns.......................................  59
 Section 9.05    Survival.....................................................  61
 Section 9.06    Counterparts.................................................  61
 Section 9.07    Severability.................................................  61
 Section 9.08    Right of Setoff..............................................  61
 Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process...  62
 Section 9.10    WAIVER OF JURY TRIAL.........................................  62
 Section 9.11    Headings.....................................................  63
 Section 9.12    Confidentiality..............................................  63

SCHEDULES:
---------

Schedule 1.01 - Senior Facility Borrowers
Schedule 2.01 - Commitment Schedule
Schedule 3.06 - Disclosed Matters
Schedule 3.10 - ERISA
Schedule 3.12 - Subsidiaries
Schedule 3.17 - Communications Regulatory Matters
Schedule 5.10 - Insurance
Schedule 6.01 - Existing Indebtedness
Schedule 6.01 - Existing Liens
Schedule 6.04 - Existing Investments

EXHIBITS:
--------

Exhibit A - Form of Assignment
Exhibit B - Form of Escrow Agreement
Exhibit C - Form of Note
Exhibit D - Form of Opinion of Borrower's Counsel

     BRIDGE FINANCING AGREEMENT dated as of August 1, 2000 among CHOICE ONE COMMUNICATIONS INC., the LENDERS party hereto, and MORGAN STANLEY SENIOR FUNDING, INC. as Administrative Agent.

     The parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     "Accreted Value" of any outstanding Rollover Loan as of any date of determination thereof (each, a "determination date") means an amount equal to
(i) the Accreted Value of such Rollover Loan as of the Accretion Date most recently ended prior to such determination date (or, if such no Accretion Date has occurred on or prior to such determination date, the Initial Accreted Value with respect to such Rollover Loan) plus (ii) an amount equal to the interest that shall have accrued on the Accreted Value of such Rollover Loan (as in effect on the Accretion Date most recently ended prior to such determination date) (or Initial Accreted Value, as the case may be) from and including the Accretion Date most recently ended prior to such determination date (or, if such no Accretion Date has occurred on or prior to such determination date, the Rollover Borrowing Date) to but excluding such determination date at a rate per annum equal to the Accretion Rate.

     "Accretion Date" means, (i) initially, the date that falls six months after the Rollover Borrowing Date and the date that falls twelve months after the Rollover Borrowing Date and (ii) thereafter, each anniversary of each date described in clause (i) that falls on or prior to the Reset Date.

     "Accretion Rate" means an interest rate per annum equal to the sum of (x) the interest rate that is (or would be) applicable on the Rollover Borrowing Date to any Bridge Loans that are Eurodollar Loans on such date plus (y) 2.5%;
                                                                ----
provided that such interest rate will in no event be greater than 19.5%.

     "Acquisition" means the acquisition by Barter Acquisition Corporation, a wholly-owned subsidiary of the Borrower, of 100% of the capital stock of the Target pursuant to the Merger Agreement.

     "Acquisition Date" means the date of consummation of the Acquisition.

     "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

     "Administrative Agent" means Morgan Stanley Senior Funding, Inc. in its capacity as administrative agent for the Lenders under the Loan Documents.

     "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person.

     "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "Applicable Bridge Rate" means for any day, with respect to any Bridge Loan of any Interest Type, the rate per annum set forth below in the column for such Interest Type opposite the period in which such day falls:

----------------------------------------------------------------------------
                                       Base Rate             Euro Dollar
Period                                Bridge Loan            Bridge Loan
----------------------------------------------------------------------------
Effective Date-9/30/00                     5.75%                     7%
----------------------------------------------------------------------------
10/1/00-12/31/00                           6.25%                  7.50%
----------------------------------------------------------------------------
1/1/01-3/31/01                             6.75%                     8%
----------------------------------------------------------------------------
Thereafter                                 7.25%                  8.50%
----------------------------------------------------------------------------

     ; provided that the "Applicable Bridge Rate" on any day with respect to any Bridge Loan of any Interest Type shall not exceed 17% per annum.

     "Approved Budget" means the annual budgets the Borrower and its Subsidiaries prepared in accordance with the Transaction Agreement, and approved by the Board of Directors of the Borrower pursuant thereto.

     "Assignment" means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(a)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

     "Base Rate", when used with respect to any Bridge Loan or Bridge Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     "Borrower" means Choice One Communications Inc., a Delaware corporation, and its successors.

     "Borrower Common Stock" has the meaning set forth in Section 4.01(d).

     "Borrower Leverage Ratio" means with respect to the Borrower and its Subsidiaries on a Consolidated basis as of the last day of any fiscal quarter, the ratio of (a) Total Debt thereof as of such date to (b) EBITDA thereof for the six-month period ending on such date times two (2).

     "Borrowing" means Loans of the same Interest Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect.

     "Borrowing Date" means either the Bridge Borrowing Date or the Rollover Borrowing Date, as applicable.

     "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

     "Bridge Borrowing Date" means the date on which the Bridge Loans are made.

     "Bridge Commitment" means, with respect to each Lender, the commitment of such Lender to make a Bridge Loan, expressed as an amount representing the maximum principal amount of the Bridge Loans to be made by such Lender hereunder pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to Assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Bridge Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Bridge Commitment, as applicable. The initial aggregate amount of the Bridge Commitments is $180,000,000.

     "Bridge Loan Borrowing" means a Borrowing comprised of Bridge Loans.

     "Bridge Loans" has the meaning set forth in Section 2.01(a).

     "Bridge Maturity Date" means the earlier of (i) the first anniversary of the Bridge Borrowing Date and (ii) November 30, 2001.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "Business Plan" means each of the business plans for the Borrower and the Subsidiaries prepared on a city-by-city basis in accordance with the Transaction Agreement and approved by the Board of Directors.

     "Capital Expenditures" means, with respect to any specified Person and its Subsidiaries for any period, the aggregate cost of all PP&E acquired by such Person and/or its Subsidiaries during such period, less capitalized labor, each as determined in accordance with GAAP.

     "Capital Lease Obligations" of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

     "Change in Control" means any event resulting in (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than MSDWCP or the Management Members obtaining ownership or control in one or more series of transactions of more than twenty-five percent (25%) of the common stock or other voting securities or control of the board of directors of the Borrower or (b) except as otherwise permitted herein, any Choice One Company no longer being a Wholly-Owned Subsidiary of the Borrower or any such Person being party to any agreement which contemplates that it shall not be such a Wholly-Owned Subsidiary or (c) an occurrence under the Preferred Equity Documents or under any indenture or other instrument evidencing any Debt in excess of $2,000,000 of any "change in control" (as defined in the Preferred Equity Documents or in such indenture or other evidence of Debt) obligating the Borrower or any Choice One Company to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein.

     "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

     "Choice One Companies" means the Borrower and its Subsidiaries (including the Target and its Subsidiaries).

     "CLEC" means a competitive local exchange carrier under applicable Communications Law.

     "Commitment" means a Bridge Commitment or a Rollover Commitment, as the context may require, and "Commitments" means all of them.

     "Communications Law" means the Communications Act of 1934, as amended, and all rules and regulations thereunder, or any successor statute or statutes thereto (including, without limitation, the Telecommunications Act of 1996) and all rules and regulations thereunder, and all rules and regulations of the FCC, any applicable PUC or any other applicable Governmental Authority related to the provision of telecommunication or broadcast services, each as amended or supplemented from time to time.

     "Communications License" means any license for the provision of CLEC telephony service, and any other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by FCC or other applicable Governmental Authority, including, without limitation, any PUC Authorization and any of the foregoing authorizing or permitting the acquisition, construction or operation of Network Facilities or any other system for the provision of CLEC telephony service.

     "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

     "Debt" of any Person means, without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition agreements), except for trade payables arising in the ordinary course of business not more than ninety (90) days past due and except for all obligations in respect of an IRU, (c) all Capital Lease Obligations of any such Person, (d) all Debt of any other Person secured by a Lien on any asset of any of the Borrower and its Subsidiaries, as applicable, (e) all Guarantees of any such Person, except for Guarantees in an amount not to exceed $1,000,000 to secure payment or performance of customer service contracts incurred in the ordinary course of business, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including without limitation any Reimbursement Obligation, and banker's acceptances issued for the account of any such person, (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities of such Person and (h) all net termination payments (or other net obligations) owed by any such Person pursuant to Hedging Agreements.

     "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     "Disclosed Matters" means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

     "Discount" has the meaning set forth in Section 2.07(f).

     "Dollars" or "$" refers to lawful money of the United States.

     "DSL" means technology which permits broadband transmission over copper telephone lines, allowing for the provision of high speed data services.

     "EBITDA" means, with respect to any specified Person and its Subsidiaries, for any period, the sum of the following determined on a Consolidated basis, without duplication, in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net
----
Income: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, depreciation and other non-cash charges less (c) (i) capitalized labor, (ii) interest income and (iii) any extraordinary gains. EBITDA shall be adjusted in a manner reasonably satisfactory to the Administrative Agent to include, on a pro forma basis, as of the first day of any calculation period any acquisition consummated during such period in accordance with this Agreement and exclude, on a pro forma basis, as of the first day of any calculation period any Subsidiary or assets sold in accordance with this Agreement during such period.

     "Effective Date" means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

     "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

     "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

     "Escrow Account" has the meaning set forth in the Escrow Agreement.

     "Escrow Agent" means the Person acting as escrow agent under the Escrow Agreement, which Person shall be reasonably satisfactory to the Administrative Agent.

     "Escrow Agreement" means the Escrow Agreement dated as of the Bridge Borrowing Date between the Borrower and the Escrow Agent, substantially in the form of Exhibit B, as amended from time to time.

     "Eurodollar", when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

     "Events of Default" has the meaning specified in Article 7.

     "Excluded Taxes" means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of the Borrower hereunder:

     (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;

     (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above; and

     (c) in the case of a Foreign Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.13(e).

Notwithstanding the foregoing, a withholding tax will not be an "Excluded Tax" to the extent that (A) it is imposed on amounts payable to a Foreign Lender by reason of an assignment made to such Foreign Lender at the Borrower's request pursuant to Section 2.16(b), (B) it is imposed on amounts payable to a Foreign Lender by reason of any other assignment and does not exceed the amount for which the assignor would have been indemnified pursuant to Section 2.13 or (C) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

     "Existing Target Notes" means the Target's 15% Senior Notes due 2008, in the aggregate face amount of $200,000,000.

     "FCC" means the Federal Communications Commission or any successor Governmental Authority.

     "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

     "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

     "Fiscal Quarter" means a fiscal quarter of the Borrower.

     "Fiscal Year" means a fiscal year of the Borrower.

     "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction outside the United States.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders.

     "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business..

     "Hazardous Substances" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower or any Subsidiary, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

     "Incremental Senior Facility Debt" means Senior Facility Debt but only if, and solely to the extent that, after giving effect to the incurrence of any such Debt, the principal amount of such Debt (including any Reimbursement Obligations) exceeds $350,000,000.

     "Indemnified Taxes" means all Taxes except Excluded Taxes.

     "Initial Accreted Value" means, with respect to each Rollover Loan, the principal amount of such Rollover Loan on the Rollover Borrowing Date.

     "Interest Expense" means, for any period, total interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and plus all net payment obligations pursuant to Hedging Agreements) determined on a consolidated basis, without duplication, for any specified Person and its Subsidiaries in accordance with GAAP.

     "Interest Payment Date" means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

     "Interest Period" means, (i) with respect to any Eurodollar Bridge Loan Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter and (ii) with respect to any Rollover Loan Borrowing, the period beginning on the Reset Date and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) any Interest Period that begins prior to the Bridge Maturity Date and would otherwise end after the Bridge Maturity Date shall end on the Bridge Maturity Date and (d) any Interest Period that begins after the Reset Date and would otherwise end after the Rollover Maturity Date shall end on the Rollover Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

     "Interest Type", when used with respect to any Bridge Loan or Bridge Loan Borrowing or Rollover Borrowing on or after the Reset Date, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "IRU" means a noncancellable indefeasible right of use to, or in capacity in, telecommunications bandwidth (or similar network bandwidth), related equipment or other Telecommunications Equipment, or any other right substantially similar to the foregoing.

     "Lender Parties" means the Lenders and the Administrative Agent.

     "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment.

     "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the

Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loan Documents" means this Agreement, the Escrow Agreement, the Notes and the Registration Rights Agreement.

     "Loans" the Bridge Loans and the Rollover Loans.

     "Lucent Agreement" means the General Agreement Number LNM980612RMCO, effective as of July 17, 1998, by and between the Borrower and Lucent Technologies Inc., as amended.

     "Management Members" shall have the meaning assigned thereto in the Transaction Agreement.

     "Material Adverse Effect" means a material adverse effect on (a) the properties, business, operations, prospects or condition, financial or otherwise, of the Choice One Companies taken as a whole, or (b) the ability of the Borrower to perform any of its obligations under any Loan Document.

     "Material Debt" means Debt (other than obligations in respect of the Loans), of any one or more Choice One Companies in an aggregate principal amount exceeding $2,000,000.

     "Moody's" means Moody's Investors Service, Inc.

     "Merger Agreement" means the Agreement and Plan of Merger dated as of May 14, 2000, by and among the Borrower, Barter Acquisition Corporation, a wholly-owned Subsidiary of the Borrower, the Target and the Seller.

     "MSDWCP" means, collectively, Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Dean Witter Capital Investors IV, L.P. and any private equity investment fund or similar entity managed by any of the Affiliates of any of the foregoing.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Net Income" means, with respect to any specified Person and its Subsidiaries for any period, the net income (or loss) of such Persons for such period calculated on a Consolidated basis in accordance with GAAP; provided, that there shall be excluded from net income (or loss): (a) the income (or loss) of any other Person (other than a Wholly-Owned Subsidiary of such first Person) in which such first Person or Subsidiary thereof has an ownership interest unless received by such first Person or Subsidiary in a cash distribution and (b) the income (or loss) of any other Person accrued prior to the date it became a Subsidiary or is merged into or consolidated with such first Person or Subsidiary.

     "Net Proceeds" means, as applicable, (a) with respect to any sale or other disposition of assets (other than any such disposition referred to in clause
(c)), the gross cash proceeds received by the Borrower or any of its Subsidiaries from such sale or other disposition less the sum of (i) all income taxes and other taxes assessed or estimated by such Persons (with such amount approved by the Administrative Agent) to be assessed by a Governmental Authority as a result of such sale and any other fees and expenses incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale or other disposition, (b) with respect to any offering of capital stock or issuance of Debt, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Borrower or its Subsidiaries from an insurance company or Governmental Authority, as applicable, net of all expenses of collection.

     "Network Facility" means the switches and network of digital and analog facilities owned or leased by the Borrower or any of its Subsidiaries for use in the provision of CLEC telephony services.

     "Note" means any promissory note of the Borrower substantially in the form of Exhibit C.

     "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     "Participants" has the meaning specified in Section 9.04(e).

     "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     "Permanent Financing" means any Debt of the Borrower consisting of publicly or privately placed notes, debentures, bonds or other debt securities (including without limitation Debt convertible into capital stock of the Borrower) and any Equity Interests of the Borrower (including without limitation any preferred Equity Interests of the Borrower convertible into common stock of the Borrower).

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Plan" means any employee pension benefit plan (except a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

     "PP&E" means with respect to any specified Person and its Subsidiaries as of any date of determination, the gross property, plant and equipment (including capitalized labor) thereof as of such date determined on a Consolidated basis in accordance with GAAP.

     "Preferred Equity" means the Series A Senior Cumulative Stock issued by the Borrower pursuant to the Preferred Equity Documents.

     "Preferred Equity Documents" means the Preferred Equity Purchase Agreement and all of the documents referred to therein, including without limitation, the provisions of the articles of incorporation or other charter documents of the Borrower designating the terms of the Preferred Equity.

     "Preferred Equity Purchase Agreement" means the Securities Purchase Agreement, dated as of August 1, 2000 by and between the Company and the applicable signatories listed in the definition of MSDWCP.

     "Prepayment Event" means:

     (a) any receipt of Tax refunds, proceeds from the termination of a Plan, indemnity payments and other similar cash receipts not generated in the ordinary course of business;

     (b) the issuance by any Choice One Company of any Equity Interest (including pursuant to a Permanent Financing) or the receipt by any Choice One Company of any capital contribution, other than (i) any such issuance of an Equity Interest to, or receipt of any such capital contribution from, a Choice One Company, (ii) the issuance of the Preferred Equity on the Effective Date,
(iii) the issuance of stock options or warrants exercisable for capital stock of any Choice One Company to any director, officer or employee of any Choice One Company in connection with such Person's employment or hire after the Effective Date, and (iv) the issuance of capital stock of any Choice One Company upon the exercise of any stock options or warrants held by any director, officer or employee of any Choice One Company, so long as (x) in the cases of clauses (iii) and (iv), such stock options or warrants are granted or issued pursuant to a plan or other employment agreement duly approved by the board of directors of the relevant Choice One Company and (y) the aggregate Net Proceeds from all issuances described in clauses (iii) and (iv) do not exceed $2,000,000; and

     (c) the incurrence by any Choice One Company of any Debt (including pursuant to a Permanent Financing), other than Debt permitted pursuant to
Section 6.01 (except any such Debt that constitutes Incremental Senior Facility
Debt).

     "Prime Rate" means the rate of interest per annum publicly announced from time to time by First Union National Bank as its prime rate. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

     "PUC" means any state, provincial or other local regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Network Facility or telephony system or over Persons who own, construct or operate a Network Facility or any such system, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

     "PUC Authorizations" means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from, any PUC.

     "Register" has the meaning specified in Section 9.04.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Rollover Borrowing Date between the Borrower and the Administrative Agent entered into pursuant to Section 4.02(g), as amended from time to time.

     "Regulated Activity" means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

     "Reimbursement Obligation" means the obligation of the Subsidiaries to reimburse First Union Securities, Inc. for amounts drawn under the letters of credit pursuant to the Senior Facility Documents.

     "Related Fund" means, with respect to any Lender (or proposed assignee which becomes a Lender pursuant to Section 9.06) that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender, or by any Affiliate of such Lender or investment advisor.

     "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

     "Release" means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. Section 9601(22). The term "Released" has a corresponding meaning.

     "Replacement Equity" means any Equity Interests the Net Proceeds of which are utilized to redeem in full the Preferred Equity and the terms and conditions of which are reasonably satisfactory to the Administrative Agent and the Required Lenders.

     "Reset Date" means the fourth anniversary of the Rollover Borrowing Date.

     "Required Lenders" means, at any time, that group of lenders representing more than 50.1 % of the sum of all outstanding Loans.

     "Responsible Officer" means any of the following: the chief executive officer, chief financial officer or vice president of finance of the Company, or any other officer thereof reasonably acceptable to the Administrative Agent.

     "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any Choice One Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of
(i) any Equity Interest in any Choice One Company or (ii) any option, warrant or other right to acquire any such Equity Interest.

     "Rollover Borrowing Date" means the date on which the Rollover Loans are made.

     "Rollover Commitment" means, with respect to each Lender, on the Rollover Borrowing Date, the commitment of such Lender to make a Rollover Loan in a principal amount not to exceed an amount equal to (i) the aggregate principal amount of the Bridge Loans of such Lender outstanding on the Bridge Maturity Date plus (ii) such Lender's pro rata share of any rollover fees payable pursuant to Section 2.09(b) that the Borrower, at its option, shall have elected to pay through Rollover Loans (which share shall be determined on the basis of the principal amount of the Bridge Loans of each Lender outstanding on the Bridge Maturity Date).

     "Rollover Loan Borrowing" means a Borrowing comprised of Rollover Loans.

     "Rollover Loans" has the meaning set forth in Section 2.02(b).

     "Rollover Maturity Date" means the date which falls on the ninth anniversary of the Rollover Borrowing Date.

     "S&P" means Standard & Poor's.

     "Seller" means the shareholder of Target.

     "Senior Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of August 1, 2000, among the Borrower, as guarantor, the "Borrowers" named therein, First Union Investors, Inc., as administrative agent, General Electric Capital Corporation, as syndication agent, and Morgan Stanley Senior Funding, Inc., as documentation agent.

     "Senior Facility Borrower Leverage Ratio" means with respect to the Senior Facility Borrowers and their Subsidiaries on a Consolidated basis as of the last day of any fiscal quarter, the ratio of (a) Total Debt thereof as of such date to (b) EBITDA thereof for the six-month period ending on such date times two
                                                                   -----
(2).

     "Senior Facility Borrowers" means the Subsidiaries set forth on Schedule 1.01, together with any additional Subsidiaries that becomes a borrower under the Senior Credit Agreement.

     "Senior Facility Debt" means any Debt outstanding from time to time under the Senior Facility Documents, provided the aggregate principal amount of such Debt (including any Reimbursement Obligations) shall not exceed $400,000,000.

     "Senior Facility Documents" means collectively (i) the Senior Credit Agreement, (ii) the Second Amended and Restated Security Agreement, dated August 1, 2000, among the Borrower, the Subsidiaries named therein and First Union Investors, Inc., as administrative agent, (iii) the Second Amended and Restated Pledge Agreement, dated August 1, 2000, among the Borrower, the Subsidiaries named therein and First Union Investors, Inc., as administrative agent, and (iv) the other Loan Documents referred to (and as such term is defined) in such Senior Credit Agreement, in each case as amended, modified or waived from time to time in accordance with Section 6.11.

     "Stage 1 Covenant Period" means the period commencing on the Effective Date and ending on the day immediately prior to the first day of the Stage 2 Covenant Period.

     "Stage 2 Covenant Period" means the period commencing on the first day following the fiscal quarter in respect of which the Borrower has delivered financial information pursuant to Section 5.01(b) and the accompanying certification by a Financial Officer in each case evidencing that (a) the Borrower Leverage Ratio (as at the last day of such quarter) is less than or equal to 10.0 to 1.0 (but greater than zero), (b) the Senior Facility Borrower Leverage Ratio (as at the last day of such quarter) is less than or equal to 6.0 to 1.0 (but greater than zero) and (c) EBITDA for the Senior Facility Borrowers for each of the two fiscal quarters then ended was a positive number.

     "Statutory Reserve Adjustment" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

     "subsidiary" means, with respect to any Person (the "parent") at any date,
(a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled as of such date, by the parent and/or one or more of its subsidiaries.

     "Subsidiary" means any subsidiary of the Borrower.

     "Switch" means any Lucent 5-ESS Switch or other comparable switch for the provision of CLEC telephony service or a packet-based switch for the provision of DSL and/or voice services.

     "Target" means US Xchange, Inc., a Delaware corporation.

     "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Telecommunication Equipment" means fiber optic cable, Switches, transmission equipment and other ancillary hardware necessary for the installation and operation of a switch room or central office and collocation with other telecommunications providers which will enable the Choice One Companies to offer CLEC telephony and DSL. Telecommunications Equipment shall also include software associated with the Network Facility and back office systems (including without limitation billing systems, operations systems and support, customer service and DSL services) and other related software and hardware products integral to developing a viable CLEC telephony and DSL business.

     "Termination Date" means the first anniversary of the Effective Date.

     "Termination Event" means: (a) except for any such event that could not reasonably be expected to have a Material Adverse Effect, a "Reportable Event" described in Section 4043 of ERISA, or (b) except for any such event that could not reasonably be expected to have a Material Adverse Effect, the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Plan, the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) except for any such event that could not reasonably be expected to have a Material Adverse Effect, any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (h) except for any such event that could not reasonably be expected to have a Material Adverse Effect, any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA., or (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Plan or
Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or (j) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $2,000,000.

     "Total Consolidated Debt" means, without duplication, all Debt of the Company and its Subsidiaries determined on a Consolidated basis at any date of determination. For the purpose of the calculation of the financial covenants hereunder, "Total Consolidated Debt" shall not include obligations to redeem or repurchase the Preferred Equity and/or any Replacement Equity or obligations to repurchase or redeem certain other capital stock which is permitted under
Section 6.07.

     "Total Debt" means, without duplication, all Debt of the Senior Facility Borrowers and their Subsidiaries determined on a Consolidated basis at any date of determination. For the purpose of the calculation of the financial covenants, "Total Debt" shall not include obligations to redeem or repurchase the Preferred Equity and/or any Replacement Equity or obligations to repurchase or redeem certain other capital stock which is permitted under Section 6.07.

     "Transaction" means (i) the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, the borrowing of Loans, and the use of the proceeds thereof, (ii) the issuance of the Borrower Common Stock, (iii) the issuance of the Preferred Equity, (iv) the refinancing of all the outstanding Debt under the Existing Loan Credit Agreement (as such term is defined in the Senior Facility Documents), (v) the refinancing of all of the Existing Target Notes and (vi) the consummation of the Acquisition.

     "Transaction Agreement" means the Transaction Agreement dated as of July 8, 1998 by and among the Borrower, and the investors party thereto, as modified prior to the date hereof, and as further may be amended, restated or modified from time to time.

     "United States" means the United States of America.

     "Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

     "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     Section 1.02 Terms Generally. The definitions of terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof' and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word "property" shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     Section 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


                                   ARTICLE 2
                                  THE CREDITS

     Section 2.01 Commitments. (a) Bridge Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make a loan (each, a "Bridge Loan") available to the Borrower on one date prior to the Termination Date in an aggregate principal amount not in excess of such Lender's Bridge Commitment. Amounts repaid in respect of Bridge Loans may not be reborrowed.

     (b) Rollover Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make a loan (each, a "Rollover Loan") available to the Borrower on the Rollover Borrowing Date, in a principal amount not to exceed the Rollover Commitment of such Lender. The aggregate principal amount of all the Rollover Loans made on the Rollover Borrowing Date shall be equal to (i) the aggregate principal amount of the Bridge Loans outstanding on the Bridge Maturity Date plus (ii) any rollover fees payable pursuant to Section 2.09(b)
              ----
that the Borrower, at its option, shall have elected to pay through Rollover Loans. Amounts repaid in respect of Rollover Loans may not be reborrowed.

     (c) The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender's failure to make a Loan as and when required hereunder.

     Section 2.02 The Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments (and, with respect to any Bridge Loan Borrowing, of the same Interest Type), as the Borrower may request (subject to Section 2.11) in accordance herewith. Each Lender at its option may make a Eurodollar Bridge Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan. Any exercise of such option shall not affect the Borrower's obligation to repay such Loan in accordance with the terms of this Agreement.

     (b) At the beginning of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate principal amount not less than $1,000,000 (and, in the case of a Bridge Loan Borrowing, an integral multiple of $100,000).

     (c) Notwithstanding any other provision hereof, the Borrower will not be entitled (i) to request, or to elect to convert or continue, any Eurodollar Bridge Loan Borrowing if the Interest Period requested with respect thereto would end after the Bridge Maturity Date, (ii) to request more than one Bridge Loan Borrowing or (iii) to request more than one Rollover Loan Borrowing.

     Section 2.03 Request to Borrow. To request a Borrowing on a Borrowing Date, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Bridge Loan Borrowing or a Rollover Borrowing, not later than 11:00 a.m., New York City time, three Business Days before such Borrowing Date or (b) in the case of a Base Rate Bridge Loan Borrowing, not later than 11:00 a.m., New York City time, one Business Day before such Borrowing Date. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i)   the aggregate amount of such Borrowing;

          (ii) the Borrowing Date, which shall be a Business Day (and, in the case of a Rollover Loan Borrowing, shall be the Rollover Borrowing Date);

          (iii) if such Borrowing is a Bridge Loan Borrowing, whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

          (iv) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Interest Type of a Bridge Loan Borrowing is specified, the requested Bridge Loan Borrowing will be a Base Rate Bridge Borrowing. Promptly after it receives a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender as to the details of such Borrowing Request and the amount of such Lender's Loan to be made pursuant thereto.

     Section 2.04 Funding; Deposit Into Escrow Account. (a) Each Lender shall make each Loan to be made by it hereunder on each Borrowing Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the Borrowing Request; provided that the Administrative Agent shall deposit into the Escrow Account on the Bridge Borrowing Date (and the Borrower hereby authorizes the Administrative Agent to deposit into the Escrow Account) an amount equal to $30,000,000 of the amount so received on the Bridge Borrowing Date; provided that (i) if the Bridge Loan Borrowing is less than $180,000,000, then such amount to be deposited in escrow shall be 30/180ths of the amount of the Bridge Loan Borrowing, and (ii) if the Bridge Loans are made after the Effective Date, such amount to be deposited in escrow shall be reduced to reflect the actual number of days which elapse between the Bridge Borrowing Date and the Bridge Maturity Date being sufficient to cover the expected interest payments on the Bridge Loan until the Bridge Maturity Date, as reasonably determined by the Administrative Agent.

     (b) Unless the Administrative Agent shall have received notice from a Lender before any Borrowing Date that such Lender will not make its share of the Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance on such assumption, make a corresponding amount available to the Borrower. In such event, if a Lender has not in fact made its share of the relevant Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to - the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate in effect with respect to the Borrowing. If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender's Loan included in the Borrowing.

     Section 2.05 Interest Elections. (a) Each Bridge Loan Borrowing initially shall be of the Interest Type specified in the Borrowing Request. On the Reset Date, each Rollover Borrowing shall automatically be converted into a Eurodollar Borrowing, and the principal amount of each Rollover Loan included in such Eurodollar Borrowing shall be equal to the Accreted Value of such Rollover Loan in effect immediately prior to such conversion. The Borrower may elect to convert any Bridge Loan Borrowing (and after the Reset Date, any Rollover Loan Borrowing) to a different Interest Type or, in the case of a Eurodollar Borrowing, to continue the Borrowing for one or more additional Interest Periods, all as provided in this Section. The Borrower may elect different options with respect to different portions of each affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under 2.03 if the Borrower were requesting that a Borrowing of the Interest Type resulting from such election be made on the effective date of such election. Each such telephonic Interest Election shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election in a form approved by the Administrative Agent and signed by the Borrower.

     (c) Each telephonic and written Interest Election shall specify the following information in compliance with Section 2.02 and subsection (e) of this
Section:

               (i) the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

               (ii) the effective date of the election made pursuant to such Interest Election, which shall be a Business Day; and

               (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing.

     (d) Promptly after it receives an Interest Election, the Administrative Agent shall advise each Lender as to the details thereof and such Lender's portion of each resulting Borrowing.

     (e) If the Borrower fails to deliver a timely Interest Election with respect to a Eurodollar Borrowing before the end of an Interest Period applicable thereto, then, unless repaid, such Borrowing will be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing will be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto on the date of such notice.

     Section 2.06 Termination and Reduction of Commitments. (a) Unless previously terminated, the Bridge Commitments will terminate on the earlier of
(i) the Termination Date and (ii) the Bridge Borrowing Date (after giving effect to the Bridge Loans made on such date).

     (b) Unless previously terminated, the Rollover Commitments will terminate on the earliest of (i) the Bridge Maturity Date (after giving effect to the Rollover Loans made on such date), (ii) the date on which the aggregate principal amount of the Bridge Loans is repaid in full and (iii) the date on which the Bridge Commitments terminate (or are reduced to $0) without any Bridge Loans having being made.

     (c) The Borrower may at any time terminate, or from time to time reduce, the Bridge Commitments; provided that (i) the amount of each reduction of the Commitments shall be an integral multiple of $100,000 and not less than $1,000,000 and (ii) at least five Business Days prior to the effectiveness of any such reduction, the Borrower shall have provided evidence reasonably satisfactory to the Lenders that the Borrower shall have, after giving effect to such reduction, immediately available capital in such amount as shall be necessary to implement the Business Plan.

     (d) On the date on which any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event occurring on or prior to the Bridge Borrowing Date in accordance with this Agreement, the Bridge Commitments shall be automatically reduced by an aggregate amount equal to such Net Proceeds; provided that if Net

Proceeds at least equal to $150,000,000 are received by or on behalf of the Borrower or any Subsidiary in respect of one or more Prepayment Events consummated prior to the Bridge Borrowing Date, on the date on which such Net Proceeds equal $150,000,000 the Bridge Commitments shall be automatically reduced to $0.

     (e) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Bridge Commitments under subsection (c) of this Section at least three Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this subsection (e) will be irrevocable. Any termination or reduction of the Bridge Commitments will be permanent and will be made ratably among the Lenders in accordance with their respective Bridge Commitments.

     (f) Promptly after any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall give written notice to the Administrative Agent setting forth in detail reasonably satisfactory to the Administrative Agent the method used to calculate the amount of such Net Proceeds.

     Section 2.07 Repayment of Loans at Maturity; Evidence of Debt. (a) The Borrower unconditionally promises to pay to the Administrative Agent on the Bridge Maturity Date, for the account of each Lender, the then unpaid principal amount of such Lender's Bridge Loans.

     (b) The Borrower unconditionally promises to pay to the Administrative Agent on the Rollover Maturity Date, for the account of each Lender, the then unpaid principal amount of such Lender's Rollover Loans.

     (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

     (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Interest Type (if applicable) thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

     (e) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower's obligation to repay the Loans in accordance with the terms of this Agreement.

     (f) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes payable to the order of the payee named therein (or, if such
Note is a registered note, to such payee and its registered assigns). The Note issued to any Lender evidencing the Bridge Loans of such Lender shall be in an aggregate principal amount equal to the then aggregate unpaid principal amount of the Bridge Loans of such Lender. The Note issued to any Lender evidencing the Rollover Loans of such Lender shall be in a face amount equal to (i) the principal amount of the Rollover Loan made by such Lender on the Rollover Borrowing Date plus (iii) the Discount with respect to such Rollover Loan.
               ----
"Discount" means, with respect to any Rollover Loan, the aggregate amount of interest that would accrue on such Rollover Loan made by such Lender from and including the Rollover Borrowing Date through the Reset Date assuming an interest rate per annum equal to the Accretion Rate, compounded semiannually.

     Section 2.08 Optional and Mandatory Prepayments. (a) The Borrower will have the right at any time to prepay any Borrowing in whole or in part (as directed by the Borrower), subject to the requirements of this Section 2.08(a). Each partial prepayment of any Borrowing shall be in an amount that would be permitted under Section 2.02(b) for such Borrowing. Each prepayment of any Bridge Borrowing shall be accompanied by accrued interest to the extent required by Section 2.10. Each prepayment of any Rollover Borrowing made prior to the Reset Date shall be for an amount equal to the Accreted Value of the Rollover Loans included in such Borrowing, such Accreted Value calculated on the date of such prepayment.

     (b) Within five Business Days after any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall prepay Loans in a principal aggregate amount equal to such Net Proceeds.

     (c) On the Bridge Maturity Date, the Borrower shall repay Bridge Loans in a principal aggregate amount equal to the aggregate amount then on deposit in the Escrow Account, less the amount thereof to be applied to pay on such date to pay accrued and unpaid interest on the Bridge Loans.

     (d) If on any date on or after the Rollover Borrowing Date a Change in Control shall occur, the Borrower shall repay in full the Rollover Loans.

     (e) Each mandatory prepayment of any Rollover Loan Borrowing made prior to the Reset Date (other than a mandatory prepayment pursuant to clause (d)) shall be for an amount equal to the Accreted Value of the Rollover Loans included in such Borrowing, such Accreted Value calculated on the date of such prepayment. Each mandatory prepayment of any Rollover Loan Borrowing made prior to the Reset Date pursuant to clause (d) shall be for an amount equal to 101% of the Accreted Value of the Rollover Loans included in such Borrowing, such Accreted Value calculated on the date of such prepayment. Each mandatory prepayment of any Rollover Loan Borrowing made on or after the Reset Date (other than a mandatory prepayment pursuant to clause (d)) shall be for an amount equal to aggregate principal amount of the Rollover Loans included in such Borrowing. Each mandatory prepayment of any Rollover Loan Borrowing made on or after the Reset Date pursuant to clause (d) shall be for an amount equal to 101% of the aggregate principal amount of the Rollover Loans included in such Borrowing.

     (f) Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to subsection
(g) below.

     (g) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of any Borrowing hereunder (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.

     (h) Promptly after any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall give written notice to the Administrative Agent setting forth in detail reasonably satisfactory to the Administrative Agent the method used to calculate the amount of such Net Proceeds.

     Section 2.09 Fees. (a) The Borrower shall pay to the Administrative Agent for the account of each Lender, ratably in accordance with its Bridge Commitment, on the Bridge Borrowing Date a funding fee in cash in an amount equal to 2% of the aggregate principal amount of the Bridge Loans made to the Borrower on such date.

     (b) The Borrower shall pay to the Administrative Agent for the account of each Lender, ratably in accordance with its Rollover Commitment, on the Rollover Borrowing Date a rollover fee in an amount equal to 3% of the aggregate principal amount of the Rollover Loans made to the Borrower on such date. Such fee shall be payable in full in cash (or, at the option of the Borrower, by the borrowing of Rollover Loans).

     (c) The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent.

     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

     Section 2.10 Interest and Accreted Value. (a) Base Rate Bridge Loans. The Base Rate Bridge Loans shall bear interest at the Alternate Base Rate plus the Applicable Bridge Rate.

     (b) Eurodollar Bridge Loans. The Loans comprising each Eurodollar Bridge Loan Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted LIBO Rate for such Interest Period plus the Applicable Bridge Rate.

     (c) Overdue Amounts On or Prior to the Bridge Maturity Date. Notwithstanding the foregoing, if any principal of or interest on any Bridge Loan or any fee or other amount payable by the Borrower hereunder prior to the Bridge Maturity Date is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal or interest on any Bridge Loan, 2% plus the rate applicable to such Bridge Loan as provided in the preceding subsections of this Section, and (ii) in the case of any other amount, 2%.

     (d) Interest Payments With Respect to Bridge Loans. Interest accrued on each Bridge Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to subsection (c) above shall be payable on demand, (ii) upon any prepayment or repayment of any Bridge Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment, (iii) upon any conversion of a Eurodollar Bridge Loan before the end of the current Interest Period therefor, interest accrued on such Bridge Loan shall be payable on the effective date of such conversion and (iv) to the extent any amounts are on deposit in the Escrow Account on any date on which interest accrued pursuant to subsections (a) or (b) above is due and payable, the Borrower shall apply, or cause to be applied, all such amounts to the payment of such interest (and, to the extent such amounts are not sufficient to make such payment in full, the Borrower shall be liable for any deficiency).

     (e) Accreted Value of Rollover Loans; Conversion to Eurodollar Loans. The Accreted Value of each Rollover Loan on any date shall be determined in accordance with the definition of "Accreted Value".

     (f) Base Rate Rollover Loans. On and after the Reset Date, the Base Rate Rollover Loans shall bear interest at (i) the Alternate Base Rate plus (ii) the Applicable Bridge Rate as in effect on the Bridge Maturity Date.

     (g) Eurodollar Rollover Loans. On and after the Reset Date, the Loans comprising each Eurodollar Rollover Loan Borrowing shall bear interest for each Interest Period in effect for such Borrowing at (i) the Adjusted LIBO Rate for such Interest Period plus (ii) the Applicable Bridge Rate as in effect on the Bridge Maturity Date.

     (h) Overdue Amounts On or After the Reset Date. Notwithstanding the foregoing, if any principal of or interest on any Rollover Loan or any fee or other amount payable by the Borrower hereunder on or after the Reset Date is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal or interest on any Rollover Loan, 2% plus the rate applicable to such Rollover Loan as provided in subsections (f) and (g) of this Section, and (ii) in the case of any other amount, 2%.

     (i) Interest Payments With Respect to Rollover Loans. Interest accrued on each Rollover Loan on or after the Reset Date shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to subsection (c) above shall be payable on demand, (ii) upon any prepayment or repayment of any Rollover Loan on or after the Reset Date, interest accrued on the principal amount repaid shall be payable on the date of such repayment, and (iii) upon any conversion of a Eurodollar Rollover Loan before the end of the current Interest Period therefor, interest accrued on such Rollover Loan shall be payable on the effective date of such conversion.

     (j) All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and its determination thereof will be conclusive absent manifest error.

     Section 2.11 Alternate Rate of Interest. If before the beginning of any Interest Period for a Eurodollar Borrowing (or in connection with the determination of the Accretion Rate):

          (i) the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

          (ii) Lenders whose Loans to be included in such Borrowing aggregate more than 50% thereof advise the Administrative Agent that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election that requests the conversion of any Bridge Loan Borrowing to, or continuation of any Bridge Loan Borrowing as, a Eurodollar Borrowing will be ineffective and (ii) if any Borrowing Request requests a Eurodollar Bridge Loan Borrowing, such Borrowing will be made as a Base Rate Bridge Loan Borrowing.

     Section 2.12  Increased Costs.  (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (Loans) or to reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

     (b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Borrowing made by, such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section for any increased cost or reduction incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

     Section 2.13 Taxes. (a) All payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
(i) the sum payable will be increased as necessary so that, after all required deductions (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) The Borrower shall indemnify each Lender Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority except for any such penalties, interest and expenses assessed against or incurred by the Administrative Agent or such Lender as a result of its own gross negligence or willful misconduct as determined (in a formal determination) by a court of competent jurisdiction or an arbitration panel. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error.

     (d) As soon as practicable after the Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. If any such Foreign Lender becomes subject to any Tax because it fails to comply with this subsection as and when prescribed by applicable law, the Borrower shall take such steps without expense to it as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Tax.

     Section 2.14 Break Funding Payments. If (i) any principal of any Bridge Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) any Bridge Loan is converted on a day other than the last day of an Interest Period applicable thereto, (iii) the Borrower fails to borrow, convert, continue or prepay any Bridge Loan on the date specified in any notice delivered pursuant hereto or
(iv) any Bridge Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to
Section 2.16 then, in any such case, the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event. Such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     Section 2.15  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or amounts payable under Section 2.10, 2.12 or 2.13 or otherwise) no later than the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1585 Broadway, New York, New York, except that payments pursuant to Sections Section 2.10, 2.12, 2.13 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and
(ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (d) Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

     (e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

     Section 2.16  Lender's Obligation to Mitigate; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section
2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lender Parties (including without limitation immediately after giving effect to the Acquisition) that:

     Section 3.01 Organization; Powers. Each Choice One Company (other than the Inactive Subsidiaries) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

     Section 3.02 Authorization; Enforceability. The Transaction to be entered into by each Choice One Company is within such Choice One Company's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each Loan Document has been duly executed and delivered by the Choice One Company party thereto and constitutes a legal, valid and binding obligation of such Choice One Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     Section 3.03 Governmental Approvals; No Conflicts. The Transaction (a) does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Choice One Company or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Choice One Company or its assets, or give rise to a right thereunder to require any Choice One Company to make any payment, and (d) will not result in the creation or imposition of any Lien on any asset of any Choice One Company other than Liens securing Senior Facility Debt.

     Section 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet as of December 31, 1998 and the related consolidated statements of income, retained earnings and cash flows for the period from June 2, 1998 through December 31, 1998, reported on by Arthur Andersen, LLP, independent public accountants, (ii) its consolidated balance sheet as of December 31, 1999 and the related consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, reported on by Arthur Andersen, LLP, independent public accountants, and (iii) its consolidated balance sheet as of March 31, 2000 and the related consolidated statements of income and cash flows for the Fiscal Quarter then ended, all certified by its chief financial officer. All such financial statements present fairly, in all material respects, the financial position of the Borrower and the Subsidiaries as of such dates and their results of operations and changes of financial position for such periods in accordance with GAAP then ended, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (iii) above.

     (b) The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet of the Target as of December 31, 1999 and the related consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, reported on by BDO Seidman, independent public accountants, and (ii) the consolidated balance sheet of the Target as of March 31, 2000 and the related consolidated statements of income and cash flows for the Fiscal Quarter then ended. Such financial statements present fairly, in all material respects, the financial position of the Target and its consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause
(ii) above.

     (c) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of March 31, 2000, prepared giving effect to the Transaction as if the Transaction had been consummated on such date, certified by its chief financial officer. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on assumptions disclosed to the Lenders in writing (which assumptions are believed by the Borrower to be reasonable), (ii) is based on the best information available to the Borrower after due inquiry,
(iii) accurately reflects all adjustments necessary to give effect to the Transaction and (iv) presents fairly, in all material respects, the pro forma financial position of the Borrower and its consolidated Subsidiaries as of March 31, 2000 as if the Transaction had been consummated on such date.

     (d) None of the Choice One Companies has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses, except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters.

     (e) Since December 31, 1999, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Choice One Companies, taken as a whole.

     Section 3.05 Properties. (a) Each Choice One Company has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

     (b) Each Choice One Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Choice One Companies does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     Section 3.06 Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings pending nor, to the knowledge of the

Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, in the aggregate, reasonably be expected to have a Material Adverse Effect or that involve any of the Loan Documents.

     (b) Except for the Disclosed Matters and where the failure of any of the following representations to be correct in all respects could not reasonably be expected to have a Material Adverse Effect: (i) the properties of the Borrower and its Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Substances in amounts or concentrations which (A) constitute or constituted a material violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws; (ii) such properties and all operations conducted in connection therewith are in material compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof; (iii) neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened; (iv) Hazardous Substances have not been transported or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Substances been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws; (v) no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations; and (vi) there has been no release, or to the best of the Borrower's knowledge, the threat of release, of Hazardous Substances at or from such properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

     Section 3.07 Compliance with Laws and Agreements. Each Choice One Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     Section 3.08 Investment and Holding Company Status. No Choice One Company is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     Section 3.09 Taxes. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal and all material state, local and other tax returns required by applicable law to be filed, and has paid, or made adequate provision for the payment of, all federal and all material state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (except for those taxes, assessments and governmental charges or levies which are contested by the Borrower or any Subsidiary in good faith and as to which adequate reserves are maintained with respect thereto in accordance with GAAP). No Governmental Authority has asserted any Lien or other claim against the Borrower or Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (except with respect to such taxes which are being contested by the Borrower or any Subsidiary in good faith and as to which adequate reserves are maintained with respect thereto in accordance with GAAP). The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

     Section 3.10 ERISA. (i) As of the Effective Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Plans other than those identified on Schedule 3.10.

     (ii) The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect.

     (iii) As of the Closing Date, no Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under
Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Plan.

     (iv) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or
Section 4975 of the Code,

(B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid,
(C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under
Section 412 of the Code.

     (v)  No Termination Event has occurred or is reasonably expected to occur.

     (vi) Except where the failure of any of the following representatives to be correct in all material respects could not be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business (including with respect to both frequency and amount) , lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Plan or
(C) Multiemployer Plan.

     Section 3.11 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Choice One Company is subject, and all other matters known to any of them (including, without limitation, matters relating to the execution, termination, or modification of any agreement), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Choice One Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time when such projected financial information was prepared.

     Section 3.12 Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries. All the Borrower's Subsidiaries are, and will at all times be, fully consolidated in its consolidated financial statements. As of the Effective Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for, or otherwise provided for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described in Schedule 3.12.

     Section 3.13 Insurance. A description of insurance coverage maintained by or on behalf of the Choice One Companies is set forth on Schedule 5.10. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Choice One Companies is adequate.

     Section 3.14 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Choice One Company pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Choice One Companies have not been in violation of the Fair Labor Standards Act or any other applicable

Federal, state, local or foreign law dealing with such matters. All payments due from any Choice One Company, or for which any claim may be made against any Choice One Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Choice One Company. The consummation of the Transaction will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which any Choice One Company is bound.

     Section 3.15 No Burdensome Restrictions. No contract, lease, agreement or other instrument to which any Choice One Company is a party or by which any of its property is bound or affected, no charge, corporate restriction, judgment, decree or order and no provision of applicable law or governmental regulation is reasonably expected to have a Material Adverse Effect.

     Section 3.16 Solvency. Immediately after the consummation of the Financing Transactions on the Effective Date, the Borrower and its Subsidiaries
(a) have capital (or access to immediately available capital, including, if applicable, under the Senior Facility Documents), sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) own property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) do not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

     Section 3.17 Communications Regulatory Matters. (a) Schedule 3.17 hereto sets forth, as of the date hereof, a true and complete list of the following information for each Communications License issued to any Choice One Company:
(i) for all Communications Licenses, the name of the licensee, the type of service and the expiration dates; and (ii) for each PUC Authorization, the geographic area covered by such PUC Authorization, the services that may be provided thereunder and the expiration date, if any.

     (b) No Choice One Company is in material violation of any Communications Law applicable thereto. The Communications Licenses specified on Schedule 3.17 hereto are valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of such Communications Licenses and except as set forth on such Schedule. No event has occurred and is continuing which could reasonably be expected to result in the imposition of a material forfeiture or the revocation, termination or adversely affect the Choice One Companies thereunder. The Borrower has no reason to believe and has no knowledge that Communications Licenses will not be approved or renewed, as applicable, in the ordinary course.

     (c) All of the Network Facilities and other material properties, equipment and systems owned, leased or managed by any Choice One Company are in good repair, working order and condition (reasonable wear and tear expected) and are in compliance with all terms and conditions of the Communications Licenses and all standards or rules imposed by applicable Communications Law and any Governmental Authority or as imposed under any agreements with telephone companies and customers, except where the failure of any of the foregoing to be accurate could not reasonably be expected to have a Material Adverse Effect.

     (d) The Choice One Companies have paid all material franchise, license or other fees and charges which have become due pursuant to any Governmental Approval in respect of their business and have made appropriate provision as is required by GAAP for any fees and charges which have accrued.

     Section 3.18 Representations and Warranties in the Merger Agreement and the Senior Facility Documents. (a) As of the Effective Date, each of the representations and warranties made in the Merger Agreement by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

     (b) As of the Effective Date, the representations and warranties made by the Borrower and its Subsidiaries contained in the Senior Facility Documents are true and correct, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified herein.

                                   ARTICLE 4
                                   CONDITIONS

     Section 4.01 Effective Date. The Effective Date shall occur on the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower, substantially in the form of Exhibit D. The Borrower requests such counsel to deliver such opinion.

     (c) The Acquisition shall have been consummated in accordance with the Merger Agreement and all related documentation, all of which will be reasonably satisfactory in form and substance to the Lenders. There shall have been no amendment, modification or waiver of any material terms or conditions of the Merger Agreement or any related documentation without the prior written consent of the Lenders. The Merger Agreement shall contain provisions reasonably satisfactory in form and substance to the Lenders pursuant to which the Sellers shall have agreed that the costs of any redemption of the Existing Target Notes in excess of 101% of the face amount thereof shall be for the account of the Sellers.

     (d) The Borrower shall have issued common stock, par value $0.01 per share, having an aggregate fair market value exceeding $200,000,000 (the "Borrower Common Stock").

     (e) The Borrower shall have received gross proceeds of $200,000,000 from the issuance of the Preferred Equity the terms and conditions of which (including without limitation dividend rate, payments of cash dividends, redemption provisions and covenants) shall be reasonably satisfactory to the Lenders and shall provide in any event that no dividends shall be payable in cash prior to the fifth anniversary of the Effective Date (it being understood that the terms and conditions with respect to the Preferred Equity that have been described by the Borrower to the Lenders prior to May 11, 2000 are satisfactory to the Lenders).

     (f) The Choice One Companies shall have no Debt outstanding other than (i) Senior Facility Debt in an aggregate principal amount not in excess of $400,000,000, (ii) the Loans and (iii) other Debt permitted to be incurred under
Section 6.01.

     (g) All loans made by any Seller or any of its affiliates to the Target or any of its Subsidiaries shall have been repaid in full.

     (h) The Lenders shall have received all the financial statements described in Section 3.04. All such financial statements shall be in form and scope reasonably satisfactory to the Lenders and not materially inconsistent with any of the financial information provided to the Lenders prior to the Effective Date.

     (i) The corporate, tax, capital and ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of each of the Choice One Companies before and immediately after giving effect to the Transaction shall be as described to the Lenders prior to May 11, 2000 or otherwise reasonably satisfactory to the Lenders in all respects.

     (j) The Lenders shall have received a solvency certificate from the chief financial officer of the Borrower with respect to the solvency of the Choice One Companies on a consolidated basis after giving effect to the Transaction, each in form and substance reasonably satisfactory to the Lenders.

     (k) All governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary or desirable in connection with the Transaction shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Transaction or that could seek or threaten to restrain, prevent or impose any materially adverse conditions on any of the foregoing and no law or regulation shall be applicable which in the judgment of the Lenders could have any such effect.

     (l) There shall have occurred or exist no facts, events or circumstances, which are inconsistent with the information provided to the Lenders prior to May 11, 2000 and that come to the attention of the Lenders after May 11, 2000 and which could reasonably be expected to have a Material Adverse Effect.

     (m) There shall be no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) draw into question the validity or enforceability of any Loan Document or any Senior Facility Document or the refinancing of the Loans or (ii) could reasonably be expected to have a Material Adverse Effect.

     (n) The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct on and as of the Effective Date.

     (o) Immediately before and after giving effect to the Transaction, no Default shall have occurred and be continuing.

     (p) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in clauses (n) and (o).

     (q) The Choice One Companies shall have paid all fees and other amounts due and payable to the Lender Parties or their respective affiliates on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.

     (r) There shall not have occurred any material disruption of or material adverse change in current financial, banking or capital market conditions that, in the Lenders' judgment, could materially impair the satisfactory syndication of the bridge facility created under this Agreement or the refinancing of the Loans.

     (s) The Borrower shall have entered into the Senior Facility Documents. The terms and conditions of the Senior Facility Documents shall be reasonably satisfactory to the Lenders.

     (t) The aggregate amount of fees and expenses payable by the Choice One Companies in connection with the Transaction shall not exceed $25,000,000.

     (u) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Choice One Company, the authorization of the Transaction and any other legal matters relating to the Choice One Companies, the Loan Documents or the Transaction, all in form and substance satisfactory to the Administrative Agent and its counsel.

Promptly after the Effective Date occurs, the Administrative Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or before 5:00 p.m., New York City time, on November 30, 2000 (and, if such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

     Section 4.02 Conditions to Borrowing. The obligation of each Lender to make a Loan on each Borrowing Date is subject to receipt of the Borrower's request therefor in accordance herewith and to the satisfaction of the following conditions:

     (a) The representations and warranties of the Borrower set forth in the Loan Documents shall be true in all material aspects on and as of such Borrowing Date, except for any representation and warranty made as of an earlier date, which representation and warranty shall be true on and as of such earlier date.

     (b) At the time of and immediately after giving effect to the Borrowing, no Default shall have occurred and be continuing.

     (c) The Effective Date shall have occurred on or prior to November 30, 2000.

     (d) Solely if such Borrowing Date is the Bridge Borrowing Date and the aggregate principal amount of the Bridge Loans to be made on such date is less than the aggregate amount of the Bridge Commitments then in effect, the Borrower shall have delivered to each Lender, at least five Business Days prior to such Borrowing Date, evidence reasonably satisfactory to the Lenders that the Borrower shall have, after giving effect to the making of such Bridge Loans, immediately available capital in such amount as shall be necessary to implement the Business Plan.

     (e) Solely if such Borrowing Date is the Bridge Borrowing Date, the Administrative Agent (or its counsel) shall have received from the Borrower either (i) a counterpart of the Escrow Agreement signed on behalf of the Borrower or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Escrow Agreement) that the Borrower has signed a counterpart of the Escrow Agreement.

     (f) Solely if such Borrowing Date is the Bridge Borrowing Date, the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of special regulatory counsel for the Borrower, as reasonably agreed upon by counsel for the Borrower and the Administrative Agent.

     (g) Solely if such Borrowing Date is the Rollover Borrowing Date, the Administrative Agent and the Borrower shall have entered into a Registration Rights Agreement reasonably satisfactory to the Borrower and the Required Lenders in connection with the Rollover Loans.

     (h) Solely if such Borrowing Date is the Rollover Borrowing Date, the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Rollover Borrowing
Date) of counsel for the Borrower, as reasonably agreed upon by counsel for the Borrower and the Administrative Agent.

The Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

                                   ARTICLE 5
                             AFFIRMATIVE COVENANTS

     Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

     Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

     (a) as soon as practicable and in any event within ninety days after the end of each Fiscal Year, the Borrower's Form 10-K, which will include an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and audited by Arthur Andersen LLP or another nationally recognized firm in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of the Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP;

     (b) as soon as practicable and in any event within forty-five days after the end of each fiscal quarter of each Fiscal Year, the Borrower's Form 10-Q, which will include an unaudited consolidated balance sheet of the Borrower and the Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Financial Officer to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments;

     (c) as soon as available but in any event within thirty days after the end of each monthly accounting period in each Fiscal Year: (i) unaudited and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such monthly period and for the period from the beginning of the Fiscal Year to the end of such month, and unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Borrower's annual budget and the end of the preceding Fiscal Year. All such statements shall be prepared in accordance with GAAP, consistently applied (subject to the absence of footnote disclosures and to changes resulting from normal year-end adjustments for recurring accruals);

     (d) at each time financial statements are delivered pursuant to subsections
(a) and (b) and at such other times as the Administrative Agent shall reasonably request, a certificate of a Responsible Officer or the treasurer of the Company including for the quarterly certificate calculations evidencing compliance with
Section 6.12 hereof, in detail reasonably satisfactory to the Administrative Agent;

     (e) as soon as practicable and in any event within five Business Days after its approval in accordance with the provisions of the Transaction Agreement, each Business Plan and Approved Budget accompanied by a certificate from a Financial Officer of the Borrower to the effect that, to the best of such officer's knowledge, such projections are good faith estimates of the financial condition and operations of the Borrower and its Subsidiaries for such period;

provided, that in the event that there is no Approved Budget for any given Fiscal Year, an annual budget shall be provided no later than February 1 of such Fiscal Year prepared on a monthly basis and displaying anticipated statements of income and cash flows and balance sheets and budgeted capital expenditures in form and substance satisfactory to the Required Lenders;

     (f) at each time financial statements are delivered pursuant to Section 5.01(a), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence and including the calculations prepared by such accountants required to establish whether or not the Company and its Subsidiaries are in compliance with the covenant set forth in Section
6.12 as at the end of each respective period.

     (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Choice One Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

     (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Choice One Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

     Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

     (a)  the occurrence of any Default;

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Choice One Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

     (c) the occurrence of any Termination Event that, alone or together with any other Termination Events that have occurred, could reasonably be expected to result in liabilities of the Choice One Companies in an aggregate amount exceeding $500,000;

     (d) within ten (10) Business Days after the receipt by any Choice One Company of notice that any Communications License has been lost or canceled, copies of any such notice accompanied by a report describing the measures undertaken by the Choice One Companies to prevent such loss or cancellation (and the anticipated impact, if any, that such loss or cancellation will have upon the business of the Borrower and its Subsidiaries); and

     (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

     Section 5.04 Performance and Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries (a) to perform all its obligations under all leases, agreements and other instruments entered into in the conduct of its business where failure to do so could reasonably be expected to have a Material Adverse Effect, and (b) to pay its Debt and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where
(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) such company has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

     Section 5.05 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property useful in, and material to, the conduct of its business in good working order and condition, ordinary wear and tear excepted.

     Section 5.06 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Subsidiaries to, maintain a system of accounting and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

     Section 5.07 Compliance with Laws and Licences. The Borrower will, and will cause each of its Subsidiaries to, (a) comply with all laws (including Communications Laws, Environmental Laws, Tax laws and ERISA), rules, regulations and orders of any Governmental Authority applicable to it or its property, and
(b) maintain and comply with the conditions of all Communications Licences held by it, except in either case where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     Section 5.08 Use of Proceeds. The proceeds of the Bridge Loans will be used only to finance general working capital requirement of the Choice One Companies. The proceeds of the Rollover Loans will be used only to refinance the Bridge Loans outstanding on the Bridge

Maturity Date and, at the option of the Borrower, to pay rollover fees payable pursuant to Section 2.09(b).

     Section 5.09 Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, within three Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof

     Section 5.10 Insurance. (a) The Borrower will, and cause each of its Subsidiaries to, maintain with insurance companies that have an A.M. Best rating of A:X or better, insurance against such risks and in such minimum amounts as are set forth on Schedule 5.10 and any additional insurance customarily maintained by similar businesses and as may be required by applicable laws, and on the Effective Date and from time to time thereafter deliver to the Administrative Agent upon its request (i) a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and (ii) annually, a report from an independent insurance broker as to the insurance then in effect.

     Section 5.11 Interest Rate Protection. As promptly as practicable, and in any event within thirty days after the Bridge Borrowing Date, the Borrower will enter into, and thereafter for a period of at least three years will maintain in effect, one or more interest rate protection agreements on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 50% of the maximum principal amount of the Loans that may be outstanding hereunder.

                                   ARTICLE 6
                               NEGATIVE COVENANTS

     Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

     Section 6.01 Debt; Certain Equity Securities; Lease Obligations. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Debt, except:

          (i)    Debt created under the Loan Documents;

          (ii)   Senior Facility Debt;

          (iii) Debt of the Borrower or any Subsidiary incurred in connection with a Hedging Agreement (A) required hereunder or under the Senior Facility Documents or (B) otherwise executed to hedge against interest rate fluctuation with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent;

          (iv) Debt constituting a Permanent Financing, but only to the extent that the Net Proceeds thereof are applied in full in accordance with
     Section 2.08(d);

          (v) Debt existing on the Effective Date and not otherwise permitted under or referred to in this Section 6.01 and set forth on Schedule 6.01, but not any renewal or refinancing thereof;

          (vi) Debt of the Borrower or any Subsidiary not to exceed $2,000,000 in an aggregate principal or face amount on any date of determination, which Debt may consist of (A) Capital Lease Obligations, (B) short-term Debt incurred in the ordinary course of business, (C) temporary overdrafts, or (D) any other type of Debt previously approved in writing by the Required Lenders;

          (vii) Debt of the Borrower or any Subsidiary consisting of Guarantees of Debt otherwise permitted by this Section;

          (viii) (x) Debt of any Subsidiary owed to another Subsidiary or to the Borrower and (y) Debt of the Borrower owed to any Subsidiary; and

          (ix) to the extent constituting Debt, any Equity Interests permitted to be issued pursuant to Section 6.01 (b).

     (b) The Borrower will not and will not permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than (i) the Preferred Equity, (ii) additional shares of Preferred Equity issued as payment of dividends with respect thereto and (iii) any such Equity Interests issued pursuant to a Permanent Financing (including any convertible preferred stock issued by the Company) so long as the Net Proceeds thereof are applied in full in accordance with Section 2.08(d).

     (c) The Borrower will not and will not permit any Subsidiary to, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments under a lease with a lease term (as defined in Financial Accounting Standards Board Statement No. 13, as in effect on the date hereof) of three years or more (other than (i) Capital Leases and (ii) leases for office spaces and Telecommunications Equipment), if after giving effect thereto, the aggregate amount of minimum lease payments for which the Borrower and its Subsidiary are liable will exceed $2,000,000 for any Fiscal Year under all such leases.

     (d) The Borrower will not, and will not permit any Subsidiary, to create, incur, assume or suffer to exist any Guarantee except:

          (i)    Guarantees of the Senior Bank Facility;

          (ii) Guarantees in an amount not to exceed $1,000,000 to secure payment or performance of customer service contracts incurred in the ordinary course of business;

          (iii) Guarantees of the Borrower with respect to any real or personal property lease to which any Senior Facility Borrower is a party and entered into in the ordinary course of business; provided, that no Default or Event of Default exists on the date any such Guarantee is created, incurred or assumed or arises as a result thereof and provided further, that upon entering into any such Guarantee with respect to any lease subject to Section 6.01(c), the Borrowers shall be in compliance with Section 6.01(c) with respect to such lease;

          (iv) Guarantees of the Borrower or any Senior Facility Borrower of any Debt of the Borrowers which is permitted by this Section 6.01(a); and

          (v) Guarantees of the Company and its Subsidiaries which consist of customary indemnification and purchase price adjustment obligations incurred in connection with the purchase of assets or capital stock in each case permitted hereunder.

     Section 6.02 Liens. (a) The Borrower will not, and will not permit any Subsidiary to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (i)    Liens securing Senior Facility Debt;

          (ii) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

          (iii) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

          (iv) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations (not to exceed $500,000) under customer service contracts;

          (v) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

          (vi) Liens created under the Lucent Agreement and any other Liens not otherwise permitted by or referred to in this Section 6.02 and in existence on the Closing Date, in each case as described on Schedule 6.02;

          (vii) Liens evidencing the interest of lessors under Capital Lease Obligations permitted by Section 6.01(a)(vi) and Liens securing any purchase money Debt permitted under Section 6.01(a)(vi); provided, that with respect to any such purchase
                                --------
     money Liens, (w) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (x) such Liens do not at any time encumber any property other than the property financed by such Debt,
     (y) the amount of Debt secured thereby is not increased and (z) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired; and

          (viii) Liens created under the Escrow Agreement.

     Section 6.03 Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that (i) any Subsidiary may merge into any other Subsidiary or into the Borrower (so long as the Borrower is the survivor to such merger), (ii) any Subsidiary may merge into the Person such Subsidiary was formed to acquire in connection with an acquisition permitted by Section 6.04(a)(ix), so long as the survivor to such merger is a Subsidiary and (iii) any Subsidiary may wind-up into any other Subsidiary or into the Borrower.

     (b) The Borrower will not, and will not permit any Subsidiary to, engage in any business except businesses of the types conducted by the Borrower and its subsidiaries on the date of this Agreement and businesses reasonably related thereto.

     Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary before such merger) any Equity Interest in or evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loan or advance to, Guarantee any obligation of, or make or permit to exist any investment or other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

          (i) existing loans, advances and investments not otherwise permitted by this Section 6.04 described on Schedule 6.04;

          (ii) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within 120 days from the date of acquisition thereof;

          (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank;

          (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

          (v) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest credit rating obtainable from S&P or from Moody's;

          (vi) investments by the Borrower and its Subsidiaries in Equity Interests in Persons that are their respective subsidiaries immediately prior to the date of such investment and investments by any Subsidiary in another Subsidiary;

          (vii) loans or advances made by the Borrower to any Subsidiary or made by any Subsidiary to the Borrower or any other Subsidiary;

          (viii) Guarantees constituting Debt permitted by Section 6.01;

          (ix) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (x) subject to compliance with the other applicable provisions of the Loan Documents, investments by the Borrower in the form of acquisitions of all or substantially all of the business or a line of business (by way of acquisition of capital stock or other equity interests only) of any other Person, and investments by any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person, in each case if such acquisition has been previously approved in writing by the Required Lenders; provided that if the aggregate consideration (including cash, debt, capital stock and any eam-out) for any such acquisition does not exceed $5,000,000 and such aggregate consideration, together with the aggregate consideration with respect to all other acquisitions that have been consummated after the date hereof in reliance in this proviso does not exceed $10,000,000, then no such consent shall be required so long as no Default or Event of Default shall be in existence or would occur after giving effect thereto;

          (xi) loans and advances to directors, officers and employees of the Borrower and the Subsidiaries in the ordinary course of business; provided, that the aggregate outstanding amount of all investments under this clause
     (xi) shall not exceed $500,000 at any one time; and

          (xii) any investment consisting of the funds (and the interest thereon) deposited in the Escrow Account of the Borrower permitted hereunder escrowed or set aside in any escrow account or restricted account for the purpose of paying interest accrued thereon.

     Section 6.05 Asset Sales. The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary, except:

     (a) sales of assets no longer used or usable in the ordinary course of business of the Borrower or any Subsidiary;

     (b) the transfer of assets to any wholly-owned Subsidiary pursuant to 6.03(iii);

     (c) the sale or discount without recourse by any Subsidiary of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

     (d) any asset sale not referenced above under this Section 6.05 so long as such sale is in the ordinary course of business and the Net Proceeds thereof are, if applicable, applied in accordance with Section 2.08; provided that the aggregate Net Proceeds from such sales shall not exceed $1,000,000 during any period of four consecutive fiscal quarters hereafter.

     Section 6.06 Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

     Section 6.07 Restricted Payments; Certain Payments of Debt. (a) The Borrower will not and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

          (i) the Borrower and its Subsidiaries may make payments to Affiliates of fees or compensation for services which are in the nature of management, corporate overhead or administrative services to the extent such payments are reflected in the then effective Approved Budget or Business Plan and do not exceed arm's-length pricing in an aggregate amount not to exceed $500,000 in any Fiscal Year;

          (ii) the Borrower and its Subsidiaries may pay dividends (including paid-in-kind dividends) on any shares of its capital stock in shares of capital stock of the same class as (or a class junior to) such class of capital stock;

          (iii) any Subsidiary may declare and pay dividends and make any other distribution of cash, property or assets to any other Subsidiary or to the Borrower; and

          (iv) the Borrower may repurchase its capital stock owned by employees or former employees so long as (x) no Event of Default has occurred and is in existence hereunder at the time of such repurchase or would occur after giving effect thereto and (y) the aggregate amount paid, or proposed to be paid, by the Borrower for such repurchase, when aggregated with all previous repurchases of its capital stock made since the date hereof, does not exceed $1,000,000 per year.

     (b) The Borrower will not and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Debt, except (i) payment of regularly scheduled interest and principal payments as and when due in respect of any Senior Facility Debt and (ii) optional prepayments of Senior Facility Debt constituting revolving loans made under the total revolving credit commitment as in effect on the date hereof (it being understood that payments such as break funding payments, tax gross-up payments, indemnity payments, reimbursement of expenses payments of fees and like payments are not restricted by the provisions of this subsection (b)).

     Section 6.08 No Change in Accounting Policies. The Borrower will not change its accounting policies except as authorized by the Required Lenders or required by GAAP.

     Section 6.09 Transactions with Affiliates. The Borrower will not and will not pen-nit any Subsidiary to, sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, and (b) any Restricted Payment permitted by Section 6.07.

     Section 6.10 Restrictive Agreements. The Borrower will not and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of any Choice One Company to create or permit to exist any Lien on any of its property, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Debt of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, or any Preferred Equity Document, or any Senior Facility Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (v) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

     Section 6.11 Amendment of Material Documents. The Borrower will not and will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents (including without limitation the certificate of designation with respect to the Preferred Equity), (b) the Merger Agreement or any other document relating to the Acquisition or (c) the Senior Facility Documents unless any of the foregoing actions in any respect would not reasonably be expected to have a Materially Adverse Effect.

     Section 6.12 Capital Expenditures. (a) Until all of the Loans have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 9.02 hereof, during the Stage 1 Covenant Period, the Borrower will not, as of the end of any Fiscal Year, permit Capital Expenditures for such Fiscal Year to exceed the corresponding amount set forth below:

===================================================================
         Fiscal Year                      Maximum Capital
            Ending                  Expenditures (in thousands)
===================================================================
           12/31/00                           138,500
===================================================================
           12/31/01                           126,500
===================================================================
           12/31/02                            84,000
===================================================================
           12/31/03                            70,000
===================================================================
           12/31/04                            67,000
===================================================================
           12/31/05                            64,000
===================================================================
           12/31/06                            67,000
===================================================================
           12/31/07                            70,000
===================================================================
           12/31/08                            62,000

; provided that if the Borrower makes Capital Expenditures in any Fiscal Year in an amount less than the amount set forth above for any such Fiscal Year (such unused amount for any single Fiscal Year, or the cumulative unused amount for any number of Fiscal Years, as applicable, referred to below as the "Stage 1 Carryover Amount"), then (i) the Borrower may make Capital Expenditures in any succeeding fiscal year in an amount not to exceed the sum of (A) the amount set forth above for such fiscal year and (B) the Stage 1 Carryover Amount and (ii) for purposes of determining whether any Capital Expenditure exceeds the maximum amount permitted for any given Fiscal Year, the Capital Expenditure for such Fiscal Year shall be applied first to the Stage 1 Carryover Amount then outstanding.

     (b) Until all of the Loans have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 9.02 hereof, during the Stage 2 Covenant Period (during which time the covenants set forth in clause (a) of this Section 6.12 shall cease to be applicable) the Borrower will not, as of the end of any Fiscal Year, permit Capital Expenditures for such Fiscal Year to exceed the corresponding amount set forth below:

===================================================================
         Fiscal Year                      Maximum Capital
            Ending                  Expenditures (in thousands)
===================================================================
           12/31/00                          138,500
===================================================================
           12/31/01                          126,500
===================================================================
           12/31/02                           84,000
===================================================================
           12/31/03                           70,000
===================================================================
           12/31/04                           67,000
===================================================================
           12/31/05                           64,000
===================================================================
           12/31/06                           67,000
===================================================================
           12/31/07                           70,000
===================================================================
           12/31/08                           62,000

; provided, that if the Borrower make Capital Expenditures in any Fiscal Year (other than any Fiscal Year all or a part of which was included in the Stage 1 Covenant Period) in an amount less than the amount set forth above for any such Fiscal Year (such unused amount for any single Fiscal Year, or the cumulative unused amount for any number of Fiscal Years, or applicable, referred to below as the "Stage 2 Carryover Amount"), then (i) the Borrower may make Capital Expenditures in any succeeding fiscal year in an amount not to exceed the sum of
(A) the amount set forth above for such fiscal year and (B) the Stage 2 Carryover Amount and (ii) for purposes of determining whether any Capital Expenditure exceeds the maximum amount permitted for any given Fiscal Year, the Capital Expenditure for such Fiscal Year shall be applied first to the Stage 2 Carryover Amount then outstanding.

                                   ARTICLE 7
                               EVENTS OF DEFAULT

     If any of the following events ("Events of Default") shall occur:

     (a) the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for repayment or redemption thereof or otherwise;

     (b) the Borrower shall fail to pay when due any interest or any premium on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of three Business Days;

     (c) any representation, warranty or certification made or deemed made by or on behalf of any Choice One Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

     (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.01, 5.02, 5.04 (with respect to the existence of the Borrower) or 5.08 or in Article 6;

     (e) any Choice One Company shall fail to make any payment (whether of principal or interest or premium and regardless of amount) in respect of any Material Debt beyond the period of grace if any, provided in the instrument or agreement under which such Material Debt was created;

     (f) (i) any event or condition occurs that results in any Material Debt (other than Debt under the Senior Bank Facility) becoming due before its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Debt or any trustee or agent on its or their behalf to cause any such Material Debt to become due, before its scheduled maturity or (ii) any Specified Event occurs that results in any Debt under the Senior Bank Facility becoming due (or being required to be cash collateralized) before its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Debt under the Senior Bank Facility or any trustee or agent on its or their behalf to cause any such Debt to become due (or to required it to be cash collateralized), before its scheduled maturity. For purposes of this subsection (f), "Specified Event" means any event or condition with respect to a financial covenant applicable to any Debt under the Senior Bank Facility (which covenants as of the Effective Date are contained in Article X thereof);

     (g) a case or other proceeding shall be commenced against any Choice One Company in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Choice One Company or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty
(60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered;

     (h) Any Choice One Company shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing;

     (i) (i) one or more judgments for the payment of money in an aggregate amount exceeding $2,000,000 shall be rendered against any Choice One Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of any Choice One Company to enforce any such judgment, or (ii) a non-monetary judgment shall be rendered against any Choice One Company that, when taken together with all other non-monetary judgments that have been so rendered, could reasonably be expected to result in a Material Adverse Effect;

     (j) a Termination Event shall occur; or

     (k) a Change in Control shall occur at any date prior to the Rollover Borrowing Date; or

     (l) any Communications Licence of any Choice One Company shall expire, terminate, be cancelled or otherwise lost or any application therefor be rejected, which event could reasonably be expected to have a Material Adverse Effect.

     then, and in every such event (except an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. In addition, if at any time the Bridge Loans shall have been accelerated, the Administrative Agent shall give the Escrow Agent notice thereof in accordance with the provisions of the Escrow Agreement, and shall credit any amounts received from the Escrow Agent pursuant to the Escrow Agreement in accordance with the provisions of the Escrow Agreement.

                                   ARTICLE 8
                            THE ADMINISTRATIVE AGENT

     Section 8.01 Appointment and Authorization. Each of the Lenders irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

     Section 8.02 Rights and Powers as a Lender. The bank serving as the Administrative Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent. Such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Choice One Company or Affiliate thereof as if it were not the Administrative Agent hereunder.

     Section 8.03 Limited Duties and Responsibilities. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Choice One Company that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     Section 8.04 Authority to Rely on Certain Writings, Statements and Advice. The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     Section 8.05 Sub-Agents and Related Parties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Section 8.06 Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and
Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or on-fitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

     Section 8.07 Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE 9
                                 MISCELLANEOUS

     Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (a) if to the Borrower, to it at Choice One Communications Inc., 1 HSBC Plaza, 100 Chestnut Street, Suite 600, Rochester, New York, 14604, Attention of John Zimmer, Telephone No.: (716) 530-2619, Telecopy No.: (716) 530-2734;

     (b) if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, NY 10036, Attention of Jim Morgan (Telecopy No. 212 761
0592); and

     (c) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

     Section 9.02 Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each affected Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Loan under Article 2, or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party, and (iv) change any of the provisions of this Section or the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

     Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by any Lender, including the reasonable fees, charges and disbursements of any counsel for any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans. or negotiations in respect of the Loans.

     (b) The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee's gross negligence or wilful misconduct.

     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or the use of the proceeds thereof.

     (e) All amounts due under this Section shall be payable within 10 days after written demand therefor.

     Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or a Related Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; provided, that only one such fee shall be due in respect of a simultaneous assignment to more than one Related Fund, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this subsection shall not be required if an Event of Default under clause (g) or (h) of Article 7 has occurred and is continuing. Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.13, and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section. Each Lender shall give the Borrower prompt notice of any assignment of the Commitment or the

Loans of such Lender effected by such Lender pursuant to this subsection; provided that failure by such Lender to provide any such notice shall not affect the validity of such assignment or the rights of the assignee with respect thereto.

     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the parties thereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

     (e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities ("Participants") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

     (f) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13 as though it were a Lender.

     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

     Section 9.06 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

     Section 9.07 Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

     Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

     Section 9.09  Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     (b) The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or their respective properties in the courts of any jurisdiction.

     (c) The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

     (d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 9.11 Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     Section 9.12 Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of any right hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    CHOICE ONE COMMUNICATIONS INC.

                                    By: ________________________________________
                                         Name:
                                         Title:

                                    MORGAN STANLEY SENIOR FUNDING INC.,
                                    individually and as Administrative Agent.

                                    By: ________________________________________
                                         Name:
                                         Title:

                                    FIRST UNION INVESTORS, INC.

                                    By: ________________________________________
                                         Name:
                                         Title:

                                    CIBC INC.

                                    By: ________________________________________
                                         Name:
                                         Title:

                                                                   Schedule 2.01

                              Commitment Schedule

Name of Lender                                Total

MORGAN STANLEY SENIOR FUNDING INC.        $ 90,000,000

FIRST UNION INVESTORS, INC.               $ 45,000,000

CIBC INC.                                 $ 45,000,000

Total                                     $180,000,000